Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of International Land Alliance, Inc. (the “Company”) of our report dated April 15, 2022 relating to our audit of the Company’s consolidated financial statements as of December 31, 2021 and for the year then ended included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Our report dated April 15, 2022 contains an explanatory paragraph that states the Company has experienced recurring losses from operations, has limited financial resources to repay its obligations and will require substantial new capital to execute its business plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ HASKELL & WHITE LLP

Irvine, California

October 17, 2023